Exhibit 4.1

PROMISSORY NOTE

$PRINCIPAL AMOUNT	January 19, 2011

FOR VALUE RECEIVED, and intending to be legally bound, DE ACQUISITION 2, Inc., a Delaware corporation with an address at 6046 FM 2920, Suite 619, Spring, Texas 77379 (the “Maker”), hereby unconditionally and irrevocably promises to pay to the order of [PAYEE], with an address at ______________________________ (the “Payee”), in lawful money of the United States of America, the sum of [PRINCIPAL AMOUNT] on or before the earlier of (i) January 19, 2016 or (ii) the date that the Maker (or a wholly owned subsidiary of the Maker) consummates a business combination with an operating company in a reverse merger or reverse takeover transaction or other transaction after which the Maker would cease to be a shell company (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended) (the “Maturity Date”).

Interest shall accrue on the outstanding principal balance of this Promissory Note on the basis of a 360-day year from the date the Maker received the funds from the Payee until paid in full at the rate of eight and one quarter percent (8.25%) annum, and shall be due and payable at the Maturity Date, or the prepayment date, if any, whichever is earlier. This Promissory Note may be prepaid in whole or in part at any time or from time to time without penalty prior to the Maturity Date.

For purposes of this Promissory Note, an "Event of Default" shall occur if the Maker shall: (i) fail to pay the entire principal amount of this Promissory Note when due and payable, (ii) admit in writing its inability to pay any of its monetary obligations under this Promissory Note, (iii) make a general assignment of its assets for the benefit of creditors, or (iv) allow any proceeding to be instituted by or against it seeking relief from or by creditors, including, without limitation, any bankruptcy proceedings, if such proceedings are not dismissed within 30 days.

In the event that an Event of Default has occurred, the Payee or any other holder of this Promissory Note may, by notice to the Maker, declare this entire Promissory Note to be forthwith immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Maker.  In the event that an Event of Default consisting of a voluntary or involuntary bankruptcy filing has occurred, then this entire Promissory Note shall automatically become due and payable without any notice or other action by Payee.

The nonexercise or delay by the Payee or any other holder of this Promissory Note of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.  No waiver of any right shall be effective unless in writing signed by the Payee, and no waiver on one or more occasions shall be conclusive as a bar to or waiver of any right on any other occasion.

Should any part of the indebtedness evidenced hereby be collected by law or through an attorney-at-law, the Payee or any other holder of this Promissory Note shall, if permitted by applicable law, be entitled to collect from the Maker all reasonable costs of collection, including, without limitation, attorneys’ fees and expenses.

All notices and other communications must be in writing to the address of the party set forth in the first paragraph hereof and shall be deemed to have been received when delivered personally (which shall include via an overnight courier service) or, if mailed, three (3) business days after having been mailed by registered or certified mail, return receipt requested, postage prepaid. The parties may designate by notice to each other any new address for the purpose of this Promissory Note.

Maker hereby forever waives presentment, demand, presentment for payment, protest, notice of protest, and notice of dishonor of this Promissory Note and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Promissory Note.

This Promissory Note shall be binding upon the successors and assigns of the Maker, and shall be binding upon, and inure to the benefit of, the successors and assigns of the Payee.

This Promissory Note shall be governed by and construed in accordance with the internal laws of the State of Minnesota.

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IN WITNESS WHEREOF, the undersigned Maker has executed this Promissory Note as of January 19, 2011.

MAKER:

DE ACQUISITION 2, INC.

By: /s/ Ruth Shepley
Ruth Shepley
President